Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 26, 2020, relating to the financial statements and financial highlights, which appear in Value Line Core Bond Fund and The Value Line Tax Exempt Fund, Inc.’s Annual Reports on Form N-CSR for the year ended December 31, 2019. We also consent to the references to us under the headings "Financial Statements", "Other Service Providers" and "Financial Highlights" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 27, 2020